news	UNIT CORPORATION
7130 South Lewis Avenue, Suite 1000, Tulsa, Oklahoma 74136
Telephone 918 493-7700, Fax 918 493-7714

Contact:	David T. Merrill
Chief Financial Officer & Treasurer
(918) 493-7700

For Immediate Release…
July 11, 2012

Unit Corporation Announces Agreement to Acquire Oil & Gas Assets
in the Anadarko Basin of Western Oklahoma and the Texas Panhandle
as Well as Updating Segment Operations

Tulsa, Oklahoma . . . Unit Corporation (NYSE – UNT) announced today that its wholly owned subsidiary, Unit Petroleum Company (“Unit Petroleum”), has entered into an agreement to acquire certain oil and natural gas assets from Noble Energy, Inc. (NYSE – NBL) that include approximately 84,000 net acres primarily in the Granite Wash, Cleveland, and Marmaton plays in western Oklahoma and the Texas Panhandle, for $617.1 million in cash, subject to certain possible adjustments.

The effective date of this acquisition is April 1, 2012, and closing is anticipated to be in September 2012, subject to customary closing conditions.  As of the effective date, the estimated proved reserves of the subject properties is 44 million barrels of oil equivalent (MMBoe) and the estimated average daily net production is 10,000 barrels of oil equivalent (Boe).  The acquisition will add approximately 25,000 net acres to Unit Petroleum’s Granite Wash core area in the Texas Panhandle with significant resource potential and would include 617 potential horizontal drilling locations.  The subject acreage is characterized by high working interest and operatorship, and 95% of the subject acreage is held by production.  Unit will also receive two gathering systems as part of the transaction.

"We are pleased to announce this strategic acquisition for Unit," commented Larry D. Pinkston, Unit's President and Chief Executive Officer.  “This is an important growth step for

Unit and represents a unique opportunity that benefits all three of our business segments.  For our upstream business segment, it will more than double our acreage in the Granite Wash Texas Panhandle core area, a highly prolific liquids-rich fairway in the Anadarko Basin.  We plan to accelerate the drilling activity in the acquired properties over the next 12 to 18 months using seven rigs from our contract drilling segment, and we plan to operate the acquired gathering systems and, as appropriate, replace existing third party processing contracts beginning in 2015.  We anticipate that this acquisition will immediately be accretive to cash flow and to earnings beginning in 2013. It will also provide us with additional inventory of drilling opportunities that will allow us to significantly grow our production in the Anadarko Basin focused on oil- and liquids-rich gas targets.  We look forward to accelerating development of these assets and delivering growth to our shareholders over the next several years."

Unit intends to finance the acquisition with long-term debt. In conjunction with the acquisition, Unit intends to increase commitments under its existing credit facility from $250 million ($600 million borrowing base) up to $750 million ($800 million borrowing base).  In addition, Unit Petroleum has identified $200 to $300 million of certain upstream assets it is considering selling.

Oil and Natural Gas Segment Update Information

Second quarter 2012 production is estimated to be 3,349 MBoe, an increase of 12% over the second quarter of 2011 and an increase of 2% over the first quarter of 2012.

In the Marmaton play, located in Beaver County, Oklahoma, Unit’s net production for the second quarter of 2012 increased approximately 46% over the first quarter of 2012.  Of significance during the second quarter is the completion of Unit’s first extended lateral horizontal Marmaton well, which is producing from approximately 9,500’ of lateral.  The well had first oil production on April 14, 2012 and produced 50,000 Boe in the first 69 days, which is an average of 725 Boe per day.   In the Granite Wash (GW) play located in the Texas Panhandle, net production for the second quarter from Unit’s operated GW wells increased 20% as compared to the first quarter of 2012.

For the second quarter of 2012, Unit anticipates a non-cash ceiling test write down of approximately $118 million ($73 million, after tax).  The expected ceiling test write down is required to reduce the carrying value of the company’s oil and natural gas properties due to the impact of significantly lower commodity prices on the 12-month commodity price average.  The depreciation, depletion and amortization (DD&A) rate for the second quarter of 2012 is estimated to be $16.92 per Boe.

Contract Drilling Segment Update Information

The estimated average number of drilling rigs used in the second quarter of 2012 was 76.6, an increase of 5% over the second quarter of 2011, and a decrease of 6% from the first quarter of 2012.  Preliminary per day drilling rig rates for the second quarter of 2012 averaged $20,119, an increase of 7%, or $1,258, over the second quarter of 2011, and an increase of 1%, or $281, over the first quarter of 2012.

During the second quarter of 2012, Unit placed a new 1,500 horsepower, diesel-electric drilling rig into service in North Dakota under a three-year contract.  Also during the quarter, Unit had three drilling rigs that were under long-term contracts that were terminated early by the operator.  The early termination payments associated with these contracts are approximately $15 million.

Mid-Stream Segment Update Information

Second quarter 2012 per day estimated gathered volumes were 302,143 MMBtu and estimated processed volumes were 177,143 MMBtu per day, an increase of 58% and 95%, respectively, over the second quarter of 2011 and an increase of 20% and 14%, respectively, over the first quarter of 2012.  Both are all-time quarterly highs.  Natural gas liquids and natural gas prices during the second quarter of 2012 decreased approximately 55% and 50%, respectively, from the second quarter of 2011 and decreased approximately 40% and 21%, respectively, from the first quarter of 2012.

A new gas gathering system and processing plant in Noble and Kay counties in Oklahoma, known as the Bellmon system, was completed and began operating late in the second quarter.  The system initially consists of approximately 10 miles of 12” and 16” pipe with a 10 MMcf per day gas processing plant that will be upgraded to a 30 MMcf per day turboexpander processing plant in the fourth quarter of 2012.  The Pittsburgh Mills system, located in Allegheny and Butler counties in Pennsylvania, brought on five new wells during the second quarter of 2012.  The current gathered volumes are 23 MMcf per day from six wells.  Construction activity for expansion of the pipeline and a compressor station continues as the producer is maintaining its drilling activity.

Conference Call Information

Unit Corporation will host a conference call to discuss the acquisition with analysts, investors and other interested parties on Wednesday, July 11, 2012 at 10:00 a.m. Central Time (11:00 a.m. Eastern Time).  To access the live audio webcast as well as a map of the acquired properties, please follow this link to the Company's website and refer to the event titled, Unit Corporation Operations Update:

http://www.unitcorp.com/investor/calendar.htm
The webcast replay will be archived on Unit’s website.

Unit Corporation is a Tulsa-based, publicly held energy company engaged through its subsidiaries in oil and natural gas exploration, production, contract drilling and natural gas gathering and processing.  Unit’s Common Stock is listed on the New York Stock Exchange under the symbol UNT.  For more information about Unit Corporation, visit its website at http://www.unitcorp.com.
This news release contains forward-looking statements within the meaning of the private Securities Litigation Reform Act.  All statements, other than statements of historical facts, included in this release that address activities, events or developments that the Company expects or anticipates will or may occur in the future are forward-looking statements.  A number of risks and uncertainties could cause actual results to differ materially from these statements, including the possibility that the ultimate quantity and value of the estimated oil and natural gas reserves associated with the acquisition actually differ from those contained in this release, the estimates used in the valuation of the acquisition, including prices used in calculating reserve values, may vary significantly from actual results, the current productive capabilities of the oil and natural gas wells included in the acquisition varies from that disclosed, and that the acquisition described in this release may not close.  In addition, forward looking statements also include the impact that the current decline in wells being drilled will have on production and drilling rig utilization, productive capabilities of the Company’s wells, future demand for oil and natural gas, future drilling rig utilization and dayrates, projected growth of the Company’s oil and natural gas production, as well as anticipated gas gathering and processing rates and throughput volumes, the prospective capabilities of the reserves associated with the Company’s inventory of future drilling sites, anticipated oil and natural gas prices, the number of wells to be drilled by the Company’s oil and natural gas segment, development, operational, implementation and opportunity risks, possibility of future growth opportunities, and other factors described from time to time in the Company’s publicly available SEC reports.  The Company assumes no obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise.
        The long-term debt to be used to finance the acquisition will not be registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements under the Securities Act.